ASSIGNMENT AGREEMENT
     This Agreement, dated as of May 28, 2008, is between Schroder Fund Advisors Inc. (the “Assignor”), Schroder Investment Management North America Inc. (the “Assignee”), Schroder Capital Funds (Delaware) (the “Trust”) and SEI Investments Global Funds Services (“SEI”).
     WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), consisting of several series portfolios (each a “portfolio”, and collectively the “Portfolios”);
     WHEREAS, the Trust, the Assignor and SEI are parties to the Sub-Administration and Accounting Agreement dated as of October 8, 2001 (the “Original Agreement”), under which SEI acts as sub-administrator relative to the Assignor with respect to its responsibilities to the Trust;
     WHEREAS, the Assignee, as the investment adviser for the Trust, has certain oversight responsibilities to the Trust with respect to the administration to the Trust that were previously held by the Assignor;
     WHEREAS, the parties wish to agree that all references in the Original Agreement to the Assignor shall be replaced with references to the Assignee, and that SEI thereunder shall therefore be the sub-administrator relative to the Assignee, and as a party to this Agreement, the Assignee consents to the Original Agreement and to the duties of SEI pursuant to the terms and conditions thereof; and
     WHEREAS, the Trust and the Assignee desire that the SEI provide, and SEI is willing to provide, certain administrative and accounting services to the Portfolios of the Trust as provided in the Original Agreement, on the terms and conditions therein set forth;
     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Assignor, the Assignee, the Trust and SEI hereby agree as follows:
     1. Effective Date. The effective date of this Agreement is February 28, 2006.
     2. Definitions. Terms defined in the Original Agreement and not otherwise defined herein are used herein with the meanings so defined.
     3. Assignment and Assumption. Pursuant to the terms of the Original Agreement, the Assignor has the right to assign, with the consent of the other parties to such Original Agreement, all of the Assignor’s right, title and interest in the Original Agreement. For valuable consideration, the receipt of which is hereby acknowledged, the Assignor hereby assigns to the Assignee, and the Assignee hereby assumes from the Assignor, all the Assignor’s rights and obligations under the Original Agreement. Each of the Trust and SEI hereby consents to such assignment and assumption. For clarity, under no circumstances shall Assignee have any obligation or liability in respect of any period prior to the effective time of this Agreement, nor shall Assignor have any obligation or liability in respect of any period after the effective time of this Agreement.
     4. Miscellaneous. The parties hereto agree to execute and deliver such other instruments and documents and to take such other actions as any party hereto may reasonably request in connection with the transactions contemplated by this Agreement. This Agreement may be executed in any number of counterparts, which together shall constitute one instrument, and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Delaware.
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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

SCHRODER CAPITAL FUNDS (DELAWARE)

By:	/s/ Mark A. Hemenetz
Name:	Mark A. Hemenetz
Title:	Authorized Signatory

SEI INVESTMENTS GLOBAL FUNDS SERVICES

By:	/s/ Stephen G. Meyer

Name:	Stephen G. Meyer
Title:	President & CEO

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By:	/s/ Mark A. Hemenetz

Name:	Mark A. Hemenetz
Title:	Authorized Signatory

SCHRODER FUND ADVISORS INC.

By:	/s/ Catherine A. Mazza

Name:	Catherine A. Mazza
Title:	President
[ Assignment Agreement ]